EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement Form S-8 pertaining to the shares of Provident Financial Group, Inc. Common Stock to be issued under the Provident Financial Group, Inc. 1997 Stock Option Plan of our report dated January 17, 2001, with respect to the consolidated financial statements of Provident Financial Group, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2000, filed with the Securities and Exchange Commission.

/s/Ernst & Young, LLP Ernst & Young, LLP

Cincinnati, Ohio
May 17, 2001